Exhibit 10.8

Non-Employee Director Compensation Program

Effective July 1, 2020, the Asensus Surgical, Inc. Non-Employee Director Compensation Program is:

Annual Equity Retainer(1)			Annual Equity Award (2)	Initial Equity Award (2)
Non-Employee Director role:	Dollar value	Paid in equity in lieu of cash (2)	Equity grant of stock options or restricted	Equity grant of stock options or restricted
Baseline Board Compensation	$40,000	Equity issued quarterly	stock units with a value	options or restricted
Non-Executive Chair	$40,000	in arrears to each	of $45,000. Director	stock units with a value
Audit Committee Chair	$20,000	director under the Plan.	can elect the form of	of $50,000. Incoming
Compensation Committee Chair	$13,000	Vested on grant.	equity. Cliff vesting at	director can elect the
CG & Nominating Committee Chair	$10,000	Yearly election will be	first anniversary of grant	form of equity. Vests
Audit Committee Member	$ 9,000	made by each director	or following year’s annual	one-third of award on
Compensation Committee Member	$ 6,000	to receive grant as shares	meeting date, if earlier,	each of the first three
CG& Nominating Committee Member	$ 5,000	of common stock or stock options	subject to forfeiture if not vested.	anniversaries of the date of grant.

(1)	Annual non-employee director compensation limit of $250,000 with initial year compensation limit of $500,000 as set forth in the Amended and Restated Equity Compensation Plan (the “Plan”).

(2)

Number of shares of common stock, restricted stock units or stock options calculated using a stock price equal to the greater $1.00 or the average closing price in the 20 trading days prior to the date of grant and, for stock options, if elected by a director, a Black Scholes calculation. Stock options will have a seven year term.